SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 17, 1998



                                  CORTECH, INC.
               (Exact name of registrant as specified in charter)



                           Delaware 0-22018 84-0894091
                        (State or other jurisdiction
                            (Commission File Number)
                        (IRS Employer of incorporation)
                               Identification No.)



                6850 N. Broadway, Suite G, Denver, Colorado 80221
                         (Address of principal executive
                               offices) (Zip Code)



        Registrant's telephone number, including area code (303) 650-1200

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5.  Other Events.

On September 17, 1998, the Registrant issued a press release announcing that four nominees of Asset Value Fund Limited Partnership had been elected to the Registrant's board of directors. In addition, the Registrant announced that a proposal to effect a ten-for-one reverse stock split had been approved by shareholders and that implementation of the split would be considered by the new Board of Directors. In addition, shareholders approved a stockholder proposal to increase the size of the Board of Directors from five to seven, defeated a proposal to empower the Board of Directors to set the size of the Board, and approved the appointment of Arthur Andersen as the Company's auditors. The press release is attached hereto as Exhibit 99.1 and incorporated herein in its entirety by this reference.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

Item       Exhibit

99.1        Press Release issued by the Registrant on September 17, 1998.




                                    * * * * *

                                    SIGNATURE


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             CORTECH, INC.
                             (Registrant)


September 18, 1998

                             /s/Diarmuid Boran
                             ------------------
                             Diarmuid Boran,
                             Chief Operating Officer and Acting Chief Financial Officer

  Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
          Diarmuid F. Boran                                 Janice Troha
        Chief Operating Officer                    Vice President - Development
             Cortech, Inc.                                  Cortech, Inc.
           (303) 657-7010                                  (303) 657-7140


                   CORTECH ANNOUNCES RESULTS OF PROXY CONTEST

DENVER, Colo. - September 17, 1998 -- Cortech, Inc. (OTCBB: CRTQ), a Denver-based biopharmaceutical company, today announced that the Company's stockholders, at the Company's annual meeting, elected Paul O. Koether, 61, James L. Bicksler, 60, John W. Galuchie, 45, and Mark W. Jaindl, 38, as directors of the Company. The four new directors were nominated by Asset Value Fund Limited Partnership in opposition to the nominees of the Company's management. Asset Value's slate received approximately 50.2% of the votes cast while the slate nominated by the Company's management received approximately 49.8% of the votes cast. Approximately 80.2% of the Company's shareholders cast ballots in the election of directors. The four Asset Value nominees join three current board members whose terms expire in 1999 or 2000.

In addition, Cortech announced that its proposed ten-for-one reverse stock split was approved by approximately 76.5% of the Company's outstanding stock at the annual meeting (with approximately 3.3% opposed and 20.2% abstaining or not voting). The implementation of the reverse stock split will be considered by the new Board of Directors and a further announcement will be made prior to effecting the split.

On other matters voted on at Cortech's annual meeting, the Company's stockholders approved Asset Value's proposal to expand the Board of Directors from five to seven by a margin of 61% to 39%, and rejected management's proposal to empower the Board of Directors to set the size of the board by a margin of 42% to 38% (with 20% abstaining or not voting). Management's proposal to confirm the appointment of Arthur Andersen as the Company's auditors was approved by approximately 98.8% of the stockholders voting.

Bert Fingerhut, Cortech's Chairman and Acting Chief Executive Officer, stated that "Although the proxy contest was closely contested and fought vigorously, the Company's directors must now come together and seek to accomplish the best result for the Company and its stockholders. I welcome Mr. Koether and the other new members of the Board and look forward to the opportunity to work with them."

Paul Koether, Asset Value's manager and Chaiman of Kent Financial Services (NASDAQ: KENT) said "The new Board will look to cut expenses, stabilize cash flow and evaluate an array of alternatives in an effort to maximize value for all stockholders."

Cortech is a biopharmaceutical company whose research and development efforts have focused primarily on bradykinin antagonists and protease inhibitors. These efforts have produced a technology portfolio which may have potential therapeutic application across a broad range of medical conditions. Cortech's strategy is to seek collaborative partners to conduct and fund future research and development on the components of its portfolio, although there can be no assurance that any particular agreement will be completed. All on-site research and development activities have been discontinued in an effort to preserve the company's financial resources. Cortech is, however, funding focused research activities through collaborative arrangements with academic and medical institutions.

This press release contains forward-looking statements that involve risks and uncertainties and actual results may differ materially. These statements concern, among other things, the future prospects for the Company's technology, compounds based upon that technology and the ability to create and obtain funding for further development. Statements concerning the Company's prospects are subject to risks and uncertainties that could cause actual results to differ from current projections. These risk factors, which include the risks inherent in drug discovery and development, are identified in Cortech's reports to the Securities and Exchange Commission filed on forms 10-K and 10-Q.



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